Filed Pursuant to Rule 424(b)(3)
File Number 333-123906

PROSPECTUS SUPPLEMENT NO. 4

Prospectus Supplement No. 4 dated July 19, 2005
to Prospectus declared
effective on April 21, 2005,
as supplemented by
Prospectus Supplement No. 1
dated May 11, 2005
Prospectus Supplement No. 2
dated May 12, 2005
Prospectus Supplement No. 3
dated May 17, 2005
(Registration No. 333-123906)

GURUNET CORPORATION

This Prospectus Supplement No. 4 supplements our Prospectus dated April 21, 2005, as supplemented by Prospectus Supplement No. 1 dated May 11, 2005, Prospectus Supplement No. 2 dated May 12, 2005 and Prospectus Supplement No. 3 dated May 17, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 4 together with the Prospectus and Prospectus Supplements Nos. 1, 2 and 3 thereto.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of GuruNet Corporation dated July 19, 2005

Our common stock is listed on the American Stock Exchange under the symbol “GRU.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 19, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 19, 2005, GuruNet Corporation, a Delaware corporation (“GuruNet”), announced that its application for listing on NASDAQ’s National Market System (NMS) has been approved and that it expects to begin trading on NASDAQ under the symbol ANSW in the beginning of August. GuruNet further announced its intention to change its corporate name to Answers Corporation, subject to stockholder approval.

A copy of the press release issued by the registrant on July 19, 2005 is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated July 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

Dated: July 19, 2005	By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 19, 2005.

For Immediate Release

GuruNet to Move to NASDAQ

Plans Name Change to Answers Corporation

New York, NY - July 19, 2005 - GuruNet Corporation (AMEX: GRU), creator of the Answers.com™ answer-based search engine, announced today that its application for listing on NASDAQ’s National Market System (NMS) has been approved. The Company expects to begin trading on NASDAQ under the symbol ANSW in the beginning of August. GuruNet further announced its intention to change its corporate name to Answers Corporation, subject to stockholder approval.

“We are proud to be moving to NASDAQ, the premier stock market for technology companies, which reinforces our commitment to shareholder value; we have been pleased with the professionalism of the AMEX and thank them for their excellent service,” said Robert S. Rosenschein, GuruNet’s Chairman and CEO. “In just seven short months, we’ve put Answers.com on the map. Unifying our ticker, corporation, and flagship product names strengthens our branding, supports our growth strategy, and helps end-users identify the company behind the product.”

Pending formal stockholder approval, the Company will continue to operate under the GuruNet name.

About GuruNet

GuruNet Corporation (AMEX: GRU) operates Answers.com™, a leading reference answer-based search engine, www.answers.com. Founded in 1999 by Bob Rosenschein, GuruNet Corporation (www.gurunet.com) provides patented technology and software tools to access concise information on demand. More information on GuruNet is available at www.gurunet.com. ANSWERS.COM and GURUNET are trademarks of GuruNet Corporation. All other marks belong to their respective owners.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties that may be detailed, from time-to-time, in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

GuruNet Contact:
Jay Bailey
Director of Communications
888-248-9613

GuruNet Investor Relations:
BPC Financial Marketing
John Baldissera
800-368-1217

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